EXHIBIT 99.1

Align Technology Announces $50 Million Accelerated Stock Repurchase Program

SAN JOSE, Calif., Nov. 08, 2018 (GLOBE NEWSWIRE) -- Align Technology, Inc. (NASDAQ: ALGN) announced that it has entered into an accelerated stock repurchase agreement ("ASR") with Morgan Stanley & Co. LLC ("Morgan Stanley"), to repurchase $50 million of Align's common stock as part of Align's $600 million stock repurchase program announced on May 23, 2018.

Under the terms of the ASR, Align has agreed to repurchase $50 million of its common stock through Morgan Stanley, with an initial delivery of approximately 142,677 shares. The final number of shares to be repurchased will be based on Align's volume-weighted average stock price during the term of the ASR transaction, less an agreed upon discount. The ASR transaction is expected to be completed approximately three months from November 7, 2018 and will be funded with the Company's cash on hand.

As of September 30, 2018, the company had approximately 80.0 million shares outstanding and $613.2 million in cash, cash equivalents and short-term and long-term investments.

About Align Technology, Inc.
Align Technology designs and manufactures the Invisalign® system, the most advanced clear aligner system in the world, and iTero® intraoral scanners and services. Align’s products help dental professionals achieve the clinical results they expect and deliver effective, cutting-edge dental options to their patients. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign doctor in your area, please visit www.invisalign.com. For additional information about iTero digital scanning system, please visit www.itero.com.

Forward-Looking Statement
This news release contains forward-looking statements including statements regarding the expected completion date of the ASR transaction, the number of shares of common stock that will be initially delivered to Align under the ASR transaction and Align's expectation that it will finance the ASR transaction with cash on hand. Forward-looking statements contained in this news release relating to expectations about future events or results are based upon information available to Align as of the date hereof. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. As a result, actual results may differ materially and adversely from those expressed in any forward-looking statement. These and other risks are detailed from time to time in Align's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the Securities and Exchange Commission (SEC) on February 28, 2018. Align undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Align Technology	Ethos Communication
Madelyn Homick	Shannon Mangum Henderson
(408) 470-1180	(678) 261-7803
mhomick@aligntech.com	align@ethoscommunication.com